DISTRIBUTION SERVICES AGREEMENT

         AGREEMENT made as of December 15, 2005, by and between USAllianz Advisers, LLC (the "Adviser"), and BISYS Fund Services Limited Partnership (the "Distributor").

         WHEREAS, the Adviser serves as investment adviser for the USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST and the USALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST (collectively, the "Trusts"), each an open-end investment company registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, pursuant to a distribution agreement between the Distributor and each of the Trusts dated December 15, 2005 (the "Distribution Agreements"), the Distributor acts as the principal underwriter and distributor of shares of the portfolios of each of the Trust (the "Funds"), which shares (the "Shares") are registered under the Securities Act of 1933, as amended; and

         WHEREAS, in consideration of the Distributor's agreement to provide certain sales and marketing services as described in the Distribution Agreements, the Adviser has agreed to compensate and reimburse the Distributor to the extent that the Funds are not authorized to so compensate and reimburse the Distributor.

         NOW THEREFORE, in consideration of the covenants hereinafter contained, the Adviser and the Distributor agree as follows:

1.   SERVICES.

         The Distributor will provide the Funds and the Adviser with some or all of the marketing and sales support services set forth in the Distribution Agreements, as the parties agree in writing from time to time.

2.   COMPENSATION AND EXPENSES.

     (a) The Distributor shall be entitled to receive the compensation and reimbursement of the expenses set forth in the Distribution Agreements, based on the services selected by Funds and/or the Adviser from time to time.

     (b) In accordance with the Distribution Agreements, the Adviser hereby agrees that the Adviser shall compensate and reimburse the Distributor to the extent that the Funds are not so authorized.

3.   TERM AND TERMINATION.

     (a) This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreements, and will terminate automatically upon any termination of the Distribution Agreements; provided, however, that, notwithstanding such termination of the Distribution Agreements, the Adviser will continue to



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pay to Distributor all fees to which the Distributor is entitled pursuant to the
Distribution Agreements for services performed through such termination date and any other fees payable upon such termination.

     (b) This Agreement will teammate immediately and automatically in the event the Distributor, for any reason, ceases to be a member of the NASD, and the Adviser may terminate this Agreement immediately upon written notice in the event the Distributor's NASD membership is suspended.

     (c) In addition, either party may immediately terminate this Agreement if the provision of services having substantially the character, form and scope as those set forth hereunder becomes illegal or contrary to any applicable law, or with the service and payment model remaining substantially as reflected herein, a substantial risk that such a violation could occur would be incurred.

     (d) In addition, either party may immediately terminate this Agreement if it has "Cause" to do so, which, for these purposes is defined as being applicable if (i) the other party materially breaches this Agreement and the breach is not remedied within 30 days after the party wishing to terminate gives the breaching party written notice of the breach; (ii) a final judicial, regulatory or administrative ruling or order is made in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) the other party makes an assignment for the benefit of its creditors, files a voluntary petition under any bankruptcy or insolvency law, becomes the subject of an involuntary petition under any bankruptcy or insolvency law that is not dismissed within 60 days, or a trustee or receiver is appointed under any bankruptcy or insolvency law for the other party or its property.

4.   RIGHTS AND OBLIGATIONS OF THE ADVISER AND THE DISTRIBUTOR.

     The Adviser shall be responsible for the accuracy, completeness and propriety of information concerning its organization and sales channels that the Adviser furnishes to the Distributor in connection with the performance of the Distribution Agreements.

5.   REPRESENTATIONS AND WARRANTIES.

     (a) The Adviser represents and warrants the following:

          (i) this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

          (ii) the contractual advisory fees that the Adviser charges the Trusts
     do  not  contain  any   component  for  the  purpose  of  paying  for  fund
     distribution; and

          (iii) this Agreement has been disclosed to the Board of Trustees of the Trusts (the "Board"), and the Adviser has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board's review or

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approval of the arrangements contemplated hereunder,  including amounts expended by the Adviser hereunder.

     (b) The Distributor represents and warrants the following:

          (i) it is a duly registered broker-dealer with the NASD in good standing and covenants that it shall remain so registered and in good standing for the duration of this Agreement, and shall immediately notify the Adviser should the foregoing no longer be true during the term of this Agreement;

          (ii) the Distributor also represents and warrants that it is in material compliance with all laws, rules and regulations applicable to it, including but not limited to the rules and regulations promulgated by the NASD; and

          (iii) this Agreement has been duly authorized by the Distributor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

6.   CONFIDENTIALITY.

         During the term of this Agreement, the Distributor and the Adviser may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Adviser, as the case may be, which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any duly constituted authority; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party prior notice of such disclosure to the extent reasonably practicable and reasonably cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.



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7.   LIMITATION OF LIABILITY; INDEMNIFICATION.

          (a) The Distributor retains the general rights and responsibilities associated with its employment of wholesalers and other personnel with day to day job responsibilities that are substantially dedicated to the activities (including wholesaling activities) to be performed on behalf of the Adviser and the Trusts (collectively, the "Distributor-employed Distribution Services Personnel"). With respect to any individuals who are not employed by the Distributor, but who are registered by the Distributor on Form U-4 in order for such individuals ("non-Distributor-employed Distribution Services Personnel", and together with the Distributor-employed Distribution Services Personnel (whether or not internal or external), collectively, the "Distribution Services Personnel") to perform activities (including wholesaling activities) on behalf of the Adviser and the Trusts, the Distributor shall have the following rights exercisable at any time within its sole discretion: (i) to terminate the registration by filing Form U-5 or such other necessary and appropriate documents; (ii) to take disciplinary action, including, without limitation, making reports to regulatory bodies and authorities; (iii) to seek damages for actions taken or omissions of the non-Distributor-employed Distribution Services Personnel; (iv) to receive information (including, without limitation, reports and certifications) from the Adviser's Code Compliance Officer and/or Chief Compliance Officer regarding the non-Distributor-employed Distribution Services Personnel's compliance with the Adviser's Code of Ethics; and (v) to receive periodic certification from the non-Distributor-employed Distribution Services Personnel regarding his or her compliance with the manuals and policies of the Distributor. In addition, the Adviser shall provide the Distributor with, and the
     Distributor shall have the right to receive, copies of any reports, complaints, documents or inquiries relating to the performance of the non-Distributor-employed Distribution Services Personnel, and any information that would affect the non-Distributor-employed Distribution Services Personnel's status of, or information on, his or her Form. U-4 registration. For avoidance of confusion, it is expressly agreed and understood that all Distribution Services Personnel, whether or not Distributor-employed Distribution Services Personnel or non-Distributor-employed Distribution Services Personnel, are considered "Wholesaling Personnel" for purposes of the Distribution Agreements, and the Distributor shall be entitled to be compensated and reimbursed with respect to such Distribution Services Personnel, in accordance with the Distribution Agreements.

          (b) As long as the Distributor acts in good faith and complies with laws and regulations applicable to it in connection with its services hereunder and/or under the Distribution Agreements, the Adviser shall indemnify and hold harmless the Distributor and its employees, agents, directors and officers from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges and reasonable counsel fees incurred in connection therewith (collectively, "Losses") arising out of or related to the arrangement contemplated under this Agreement and/or the Distribution Agreements, including but not limited to all activities, actions and omissions of the Distribution Services Personnel as registered representatives of the Distributor, except to the extent that Losses result from (i) the Distributor's general responsibilities as employer of Distributor-employed Distribution Services Personnel, or (ii) the bad faith, willful misfeasance, negligence or reckless disregard by the Distributor of its express obligations and duties hereunder and/or the Distribution Agreements.



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          (c) As long as the Adviser acts in good faith and  complies  with laws and regulations applicable to it in connection with its obligations hereunder, the Distributor shall indemnify and hold harmless the Adviser and its employees, agents, directors and officers from and against any and all Losses arising out of or related to the arrangement contemplated under this Agreement and/or the Distribution Agreements, including but not limited to all activities, actions and omissions of the Distribution Services Personnel as registered representatives of the Distributor, except
     to  the  extent  that  Losses  result  from  (i)  the   Adviser's   general
     responsibilities  as  employer  of  non-Distributor-employed   Distribution
     Services Personnel, or (ii) the bad faith, willful misfeasance, negligence or reckless disregard by the Adviser of its express obligations and duties hereunder.

          (d) NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS OR LOST OR DAMAGED DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

8.   NOTICES.

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Adviser, to it at 5701 Golden Hills Drive, Minneapolis, Minnesota 55416 Attention: Jeffrey W. Kletti, with a copy to H. Bernt von Ohlen, 5701 Golden Hills Drive, Minneapolis, Minnesota 55416; and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110,
Attention: Broker Dealer Chief Compliance Officer, with a copy to BISYS Distribution Services, 3435 Stelzer Road, Columbus, Ohio 43219, Attention:
President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

9.   ASSIGNMENT.

         This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.  GOVERNING LAW.

         This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

11.  MISCELLANEOUS.

         (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.



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          (b) This Agreement  constitutes the complete  agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

          (c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

          (d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          (e) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                    * * * * *


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.




USAllianz Advisers, LLC                 BISYS Fund Services Limited Partnership

By:        /s/ Jeffrey Kletti           By:     /s/ Fred Naddaff
Name:      Jeffrey Kletti               Name:   Fred Naddaff
Title:     President                    Title:  President